UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 4, 2016

ADVANCED CREDIT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-170132 (Commission File Number)	26-2118480 (IRS Employer Identification No.)
871 Venetia Bay Blvd, #220-230, Venice, FL (Address of principal executive offices)	34285 (Zip Code)

Registrant's telephone number, including area code (612)961-4536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and OperationItem 1.01 - Entry into a Material Definitive Agreement.

On May 4, 2016, Advanced Credit Technologies, Inc. (the "Company") entered into a non-exclusive license agreement (the "Agreement") with Mark Carten d/b/a Carten Tech for ACRT to use certain banking fraud prevention technology (the "Technology) in conjunction with its Turnscor Pre-Paid Debit Card.  The Technology is a mobile device authentication technology that utilizes a two-step verification in an all-in-one approach to credit card fraud mitigation and prevention. The Agreement allows ACRT to use, implement, promote and market the Technology in conjunction with ACRT's Turnscor Pre-Paid Debit Card and/or any other of ACRT's products.  The Agreement also permits ACRT to market and promote the Technology to third-parties.  ACRT has branded the Technology as Cyberloq, and Carten Tech has agreed that it shall exclusively use the term Cyberloq as the branding name for the Technology.

ACRT has agreed to pay Carten Tech a launch fee of approximately $100,000 for the initial launch fees and coding requirements in conjunction with the implementation of the Licensed Software Technology for the Turnscor Pre-Paid Debit Card as well as a license fee of $0.25 per user, per month, for use of the Technology with the Turnscor Pre-Paid Debit Card or any other of the Licensor's products using the Licensed Software Technology.

The initial term of the Agreement commences is five years, and automatically renews for additional successive five-year terms unless terminated pursuant to the Agreement.

Section 5 - Corporate Governance and ManagementItem 5.02(c) - Appointment of Certain Officers

On May 4, 2016, the Board of Directors of the Company (the "Board") approved Christopher Jackson, a Director of the Company, to continue to serve as as the Company's President and Chief Operating Officer.  On the same date, the Board approved an at-will employment contract with Mr. Jackson whereby he will be compensated a salary of $0.20 per user, per month, for each active user of the Company's Turnscor Pre-Paid Debit Card, or any other of the Company's products or sublicensees that use the Cyberloq technology.  There are no arrangements or understandings between Mr. Jackson and any other person pursuant to which he was selected as an officer.  Mr. Jackson does not have any family relationships with any other director or officer of the Company, and there are no transactions in which Mr. Jackson has an interest requiring disclosure under Item 404(a) of Regulation S-K.  The business experience of Mr. Jackson has been disclosed in the Company's annual 10-K filings.

On May 4, 2016, the Board aproved Enrico Giordano, a Director of the Company, to continue to serve as as the Company's Treasurer and Secretary.  On the same date, the Board approved an at-will employment contract with Mr. Giordano whereby he will be compensated a salary of $0.20 per user, per month, for each active user of the Company's Turnscor Pre-Paid Debit Card, or any other of the Company's products or sublicensees that use the Cyberloq technology.  There are no arrangements or understandings between Mr. Giordano and any other person pursuant to which he was selected as an officer.  Mr. Giordano does not have any family relationships with any other director or officer of the Company, and there are no transactions in which Mr. Giordano has an interest requiring disclosure under Item 404(a) of Regulation S-K.  The business experience of Mr. Girodano has been disclosed in the Company's annual 10-K filings.

On May 4, 2016, the Board approved Mark Carten to serve as as the Company's Chief Technical Officer.  On the same date, the Board approved an at-will employment contract with Mr. Carten whereby he will be compensated a salary of $0.20 per user, per month, for each active user of the Company's Turnscor Pre-Paid Debit Card, or any other of the Company's products or sublicensees that use the Cyberloq technology.  In addition, Mr. Carten will be compensated with a signing bonus stock award of one-million (1,000,000) shares of common stock of the Company.  There are no arrangements or understandings between Mr. Carten and any other person pursuant to which he was selected as an officer.  Mr. Carten does not have any family relationships with any other director or officer of the Company, and there are no transactions in which Mr. Carten has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mark Carten has worked as an independent software and hardware developer for over 30 years. Mark's company, CartenTech, developed a smartphone app ( FRAUD Prevention ) based system used to control credit/debit cards, websites, games and other services attached to the Internet. CartenTech has licensed a version of their security system to Advanced Credit Technologies under the name of CyberloQ. Mark has also assumed the position of Chief Technical Officer for Advanced Credit Technologies. This patent pending technology will help reduce FRAUD for consumers, Banks, and merchants alike. Mr Carten graduated from FIT ( Florida Institute of Technology ) and has worked on a contract basis for the State Dept., and various other government entities overseas on security related issues over an extensive period of time. Carten Tech and Advanced Credit Technologies, Inc are in discussions to fully acquire the CyberloQ technology and merge the companies together.

Item 5.02(d) - Election of Directors

On May 4, 2016, a majority of the voting securities of the Company approved by written consent the election of the following persons to continue to be directors:  Christopher Jackson and Enrico Giordano.  None of the directors of the Company will receive any compensation at this time for serving as a director of the Company, and will only be compensated for their services as officers of the Company as set forth above.  None of the directors will serve on any committees as none exist at this time.  In addition, none of the directors have any family relationships with any other director or officer of the Company.  Finally, there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2016	ADVANCED CREDIT TECHNOLOGIES, INC. (Registrant) By: /s/ Christopher Jackson Christopher Jackson President, COO & Director